Exhibit 99.1

For Immediate Release

August 15, 2003

AMERICAN RESTAURANT GROUP

REPORTS RESULTS FOR

THE SECOND QUARTER ENDED JUNE 30, 2003

Los Altos, CA

American Restaurant Group, Inc. (the “Company”) announces its results for the second quarter ended June 30, 2003.  Total revenues decreased from $74.1 million in the second quarter of 2002 to $71.2 million in the second quarter of 2003.  Same-store sales decreased by 4.5% in the second quarter of 2003 compared to 2002.  A planned reduction in the sale of promoted items resulted in promotional counts down 2.7% during the second quarter of 2003 compared to the second quarter of 2002.  Such promoted items, which are often special products or specially priced combinations, are offered at reduced profit margins.   During the second quarter of 2003, the Company reduced advertising expense by $1.0 million compared to the second quarter of 2002.  The average dinner check increased 1.3% from the second quarter of 2003.

Operating profit for the second quarter of 2003 was $4.2 million or 6.0% of revenues.  Operating profit for the prior year’s comparable quarter was $4.9 million or 6.5% of revenues.  EBITDA for the second quarter ended June 30, 2003 was $6.1 million versus EBITDA for the prior year’s comparable quarter of $6.6 million.  Over $0.5 million of the decrease in EBITDA occurred in April.  EBITDA as a percentage of revenues for the second quarter of 2003 was 8.5% compared to 8.9% for 2002.

(Amounts in 000’s)	Q2 2002	Q2 2003
Operating Results:
Revenues	$74,660	$71,176

EBITDA:
Operating profit from continuing operations	4,869	4,244
plus:
Depreciation and amortization	1,754	1,817

EBITDA	$6,623	$6,061

Note: EBITDA is not a defined term under generally accepted accounting principles.  EBITDA refers to earnings before interest, taxes, depreciation, and amortization.  For comparison purposes, the Company computes EBITDA, as indicated above.  Management believes EBITDA is one of the financial measures applied by users of our financial statements to evaluate the Company’s financial results of operations.

CEO Ralph Roberts commented:

“Although our comparable-store sales trend was down 4.5% in the second quarter, I am encouraged because of two factors.  First, the trend is extremely favorable as the direction of the second quarter is a significant improvement.  Second, continuing our strategy of eliminating less-profitable promotions, roughly half of the unfavorable variance was the result of discontinuing lower price-point advertised products.

 “Our operators continue to do an excellent job, as our average check is positive for the quarter and all our margins are in line.”

Conversion of Preferred Stock

As of today, August 15, 2003, all of the Company’s preferred stock, issued in February 1998 and through subsequent PIK dividends semiannually thereafter, automatically converted to common stock.  The conversion was completed pursuant to the 2001 Amendment to the Certificate of Designation.  As previously reported, the Company’s conversion of its preferred stock has been an expected event for some time.

With the conversion, the holders of the preferred stock have exchanged their interest in the preferred stock for substantially all of the common stock ownership of American Restaurant Group, Inc.  The conversion of the preferred stock to common stock eliminates a liability for $81.9 million in redeemable preferred stock and converts it into Paid-in Capital.

Spectrum Restaurant Group

On August 6, 2003, we were notified that Spectrum Restaurant Group, Inc. and its subsidiaries (collectively, “SRG”) each filed in United States Bankruptcy Court a voluntary petition for bankruptcy and reorganization under Chapter 11.  On June 28, 2000, we sold all of the outstanding stock of the Non-Black Angus Subsidiaries to SRG.  SRG owed the Company $138,000 as of June 30, 2003.  As a result of the bankruptcy, the Company has recorded a reserve of $69,000 or 50% of the outstanding receivable.

In connection with the sale, the Company transferred rights and obligations to SRG.  Management of the Company believes the Company has no amounts due to SRG.   There can be no assurance, however, that third parties will not attempt to assert claims against the Company for obligations, including those leases rejected by SRG through bankruptcy procedures.  No reasonable estimate can be made at this time of the scope or size of any such potential claims.  Because the bankruptcy filing is so recent, we are unaware of how any remaining obligations of SRG to the Company or other parties will be resolved, including the length of payment schedules.

There were 109 Black Angus Restaurants operating as of June 30, 2003.

This press release may contain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although American Restaurant Group, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Actual results may differ materially from expectations because of changes in operating performance, project schedules, and other technical and economic factors.

Contact:  Ralph Roberts  (650) 949-6400